Exhibit 21.1

List of Subsidiaries

Name of Entity	Jurisdiction of Incorporation or Organization
CIFC Asset Management LLC	Delaware
CIFC Capital HF LLC	Delaware
CIFC Capital PE LLC	Delaware
CIFC CLO Co-Investment Fund GP LLC	Delaware
CIFC Investment Holdings LLC	Delaware
CIFC Senior Secured Corporate Loan Fund GP, LLC	Delaware
CIFC Tactical Income Fund GP LLC	Delaware
Columbus Nova Credit Investments Management, LLC	Delaware
CypressTree Investment Management, LLC	Delaware
Deerfield & Company LLC	Illinois
CIFC Capital Holdco LLC	Delaware
Deerfield Capital Management LLC	Delaware
CIFC Private Debt Advisers LLC	Delaware
CIFC Capital LLC	Delaware
CIFC Capital II LLC	Delaware
CIFC Private Debt Fund LLC	Delaware
CIFC Parthenon Loan Funding GP LLC	Delaware
CIFC CLO Warehouse Fund GP LLC	Delaware